Exhibit 99.1

Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111
For Additional Information:
Edward A. Merritt
Treasurer and VP of Investor Relations
Ph: (651) 787-1068
Ed.Merritt@Deluxe.com

Cameron Potts
Vice President, Public Relations
Ph: (651) 233-7735
Cameron.Potts@Deluxe.com

DELUXE CORPORATION APPOINTS BARRY MCCARTHY PRESIDENT, CHIEF EXECUTIVE OFFICER AND MEMBER OF THE BOARD OF DIRECTORS

Proven leader with 30+ year track record of building and growing technology-driven solutions for financial services and other industries

ST. PAUL, Minn. – November 6, 2018 – Deluxe Corporation (NYSE: DLX) today announced that Barry C. McCarthy, an accomplished executive with an extensive track record of developing and building technology-driven solutions for financial institutions and small businesses, has been named Deluxe’s President, Chief Executive Officer and a member of the Company’s Board of Directors, effective November 26, 2018.  He joins Deluxe after 14 years at First Data, where most recently he served as Executive Vice President and Head of its Network & Security Solutions business, a diversified and growing, $1.5 billion publicly reported segment.

Mr. McCarthy succeeds Lee Schram, who last spring announced his intention to retire from the Company. They will work together closely in the coming weeks to manage a smooth transition of leadership.

“Barry’s exceptional record of developing, expanding and revitalizing businesses that deliver sophisticated solutions to our target markets makes him the ideal leader to drive the next stage of the Company’s transformational growth,” said Martyn Redgrave, Deluxe’s Non-Executive Chairman. “He is a Fintech leader who has pioneered technologies that have helped revolutionize how customers in our industry do business. His strong background in product development, sales, marketing, and technology innovation have supported the significant growth of companies from a Silicon Valley start-up to major divisions of global Fortune 250 organizations.  We are confident that Barry’s experience and leadership capabilities will drive our efforts to reach new levels of profitable growth, driven by both organic and acquisitive growth which will generate value for shareholders and all of our stakeholders.”

“We owe a debt of gratitude to Lee who, in his nearly 13 years as CEO, transformed Deluxe from what was essentially a checks and forms printer into a provider of digital technology services, including data-driven marketing and treasury management solutions to the financial services industry and web services to small businesses,” continued Mr. Redgrave. “We thank him for the leadership and continuity he has provided the Company since announcing his retirement, which is facilitating a thoughtful, deliberative succession process, and also for his ongoing commitment to a seamless transition.”

“I have tremendous respect for Deluxe, its incredible customer base, strong corporate values and its highly talented employees.  I am excited about the many growth opportunities ahead,” said Mr. McCarthy. “As the pace of technological change accelerates, Deluxe’s customers require ever more sophisticated solutions. I look forward to working with the great Deluxe team to drive innovation and to deliver advanced products and services to support our customers’ growth.  I am confident this will drive value for shareholders, extending and accelerating the transformation already underway.”

“I am extremely proud of all that our talented and dedicated team at Deluxe has accomplished and the strategic and financial foundation we have laid for future transformational growth,” said Mr. Schram. “I know Barry has the experience and leadership capabilities to drive this great company forward. I look forward to helping in the transition of leadership to Barry and supporting Deluxe’s continued success.”

At First Data and other leading companies, and as an entrepreneur, Mr. McCarthy has built and launched dozens of successful new products across industries and revitalized the growth of Fintech businesses. His accomplishments include:

•	Developing the best-selling point-of-sale terminals for small business payment acceptance, generating $1 billion in total lifetime revenue for First Data.

•	Revitalizing First Data’s Financial Service credit/debit card businesses and APAC merchant payments business.

•	The launch and expansion of check-on-file payment solutions at First Data/TeleCheck.

•	Spearheading a historic collaboration between First Data and Apple to launch ApplePay.

•	Founding and building a micro-payment company that aggregated small payments with similar functionality as iTunes Checkout today, which through successive transactions, is now owned by Digital River.

•	Consolidating Verisign’s multiple internet/e-commerce payment gateways and leading the business to profitability before its acquisition by PayPal.

•	Expanding STAR to become a full-service debit network, and increasing participation by more than 30%.

Mr. McCarthy began his career in product development, sales and marketing at Procter & Gamble. He earned an MBA from the Kellogg School of Management at Northwestern University and attended the University of Illinois.  He has served as a Director of a number of community organizations, including Junior Achievement of Georgia, The Woodruff Arts Center, Catholic Charities and FinTech Atlanta, where he supported the creation of the University of Georgia’s FinTech Academy.

About Deluxe Corporation

Deluxe is a growth engine for small businesses and financial institutions. Nearly 4.4 million small business customers access Deluxe's wide range of products and services, including customized checks and forms, as well as website development and hosting, email marketing, social media, search engine optimization and logo design. For our approximately 4,900 financial institution customers, Deluxe offers industry-leading programs in checks, data analytics and customer acquisition and treasury management solutions, including fraud prevention and profitability. Deluxe is also a leading provider of checks and accessories sold directly to consumers. For more information, visit us at www.deluxe.com, www.facebook.com/deluxecorp or www.twitter.com/deluxecorp.

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